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                                                                 EXHIBIT 10.2
                                 April 9, 1997


Larry Montgomery
President
Multimedia Games, Inc.
7335 South Lewis, Suite 204
Tulsa, OK  74136

Dear Mr. Montgomery:

This letter is in response to your letter of April 1, 1997. Your letter was submitted in response to our letter of March 28, 1997. In our letter of March 28, 1997. In our letter of March 28, we indicated that there were concerns that certain elements of the MegaMania game, as currently configured, could be viewed as Class III. We requested that you make specific changes to the game, and submit the new version of the game, along with appropriate documentation, to the NIGC for review. We also requested that you stop play of the MegaMania game as currently configured within 14 days.

In your letter of April 1, you submitted the new version of MegaMania with documentation. The new MegaMania game is identical to the MegaMania game reviewed on July 10, 1996, with the exception of the following changes, as requested in our letter of March 28:

                 1) the numbers or objects drawn for the bingo game are drawn with a bingo blower instead of by an electronic number generator or other similar device;

                 2) an act is required by the card holder, after the balls are drawn, to daub the cards, instead of a fully automatic daubing system;

                 3) an act is required by the card holder to indicate a bingo to win, instead of a fully automatic system; and

                 (4) the "consolidation game" is deleted from the game, and replaced by a "four corners" game that requires players to match two, three or four of four corners of the bingo card to win.

We have reviewed these changes and the materials you submitted and conclude that the new version of MegaMania described in your letter of April 1, 1997, qualifies as a Class II game. Further, we have prepared a Memorandum of Understanding (MOU) between MultiMedia Games and the NIGC that 1) creates a timeframe for MultiMedia Games





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to implement the changes to the MegaMania game, and 2) states that the NIGC will not issue a Notice of Violation, Civil Fine or Temporary Closure Order during the pendency of the changes to the MegaMania game. The MOU is attached. Please execute the MOU and return it to the NIGC immediately.

The Indian Gaming Regulatory Act (IGRA), 25 U.S.C. Section 2703, defines Class II bingo games as follows:

         (7)(A)  The term "Class II gaming" means-

                 (i) The game of chance commonly known as bingo (whether or not electronic, computer, or other technological aides are used in connection therewith)-

                               (I)   Which is played for prizes, including
                 monetary prizes, with cards bearing numbers or other designations,

                              (II) In which the holder of the card covers such numbers or designations when objects, similarly numbered or designated, are drawn or electronically determined, and

                             (III) In which the game is won by the first person covering a previously designated arrangement of numbers or designations on such cards.

The NIGC defined "technologic aid" in its regulations, 25 C.F.R. Section 502.7, to mean:

         Electronic, computer or other technologic aid means a device such as a computer, telephone, cable, television, satellite or bingo blower that when used-

                          (a) Is not a game of chance but merely assists a player or the playing of the game;

                          (b) Is readily distinguishable from the playing of a game of chance on an electronic or electromechanical facsimile; and

                          (c) Is operated according to applicable Federal communications law.

In the legislative history of IGRA, the Senate Select Committee on Indian Affairs discussed the definition of Class II gaming:





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         The Committee intends that tribes be given the opportunity to take advantage of modern methods of conducting class II games and the language regarding technology is designed to provide maximum flexibility. In this regard, the Committee recognizes that tribes may wish to join with other tribes to coordinate their class II operations and thereby enhance the potential of increasing revenues. . . Simultaneous games participation between and among reservations can be made practical by use of computers and telecommunication technology as the use of such technology does not change the fundamental characteristics of the bingo or lotto games and as long as such games are otherwise operated in accordance with applicable Federal communications law. In other words, such technology would merely broaden the potential participation levels and is readily distinguishable from the use of electronic facsimiles in which a single participant plays a game with or against a machine rather than with or against other players.

Senate Report No. 100-466 at 9.

According to the materials and information submitted by Multimedia Games, MegaMania is a live bingo game conducted at the Cheyenne & Arapaho Tribes' Lucky Star Bingo Hall. Each MegaMania game is electronically transmitted from the Lucky Star to "remote hall" computers located at participating Indian bingo halls. The "remote hall" computers transfer the live bingo game to Electronic Player Stations (EPS) located at the participating bingo halls. The "remote hall" computers transfer the live bingo game to Electronic Player Stations
(EPS) located at the participating bingo halls. Thus, the MegaMania system links Indian bingo halls so that local players from different halls may participate in one live game. MegaMania requires at least twelve players, each playing four cards (48 cards), situated in one or more of the participating Indian bingo halls. Each player pays the same entry fee per bingo card played, and players compete against each other for the same prize.

To play MegaMania, a person purchases bingo cards from a clerk at the local bingo hall. The clerk enters the amount paid by the player into the local computer system and gives the player a PIN number to enter into the EPS. Once the PIN is entered, the computer monitor indicates when the bingo game will start, the amount of credit remaining, the game pattern to be played, and up to four bingo cards. The monitor also displays images of the three balls drawn. Balls are drawn with a traditional bingo blower and the information is transferred electronically. Three balls are drawn in quick succession. After the three balls are drawn, the player is required to touch the screen to daub any matching numbers





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on the player's cards in play.  The player is also required to decide whether to keep the card in play by purchasing an additional three balls or "dropping" the card. If no player wins the bingo game after three balls are drawn, another three balls are drawn, and so forth, until a player wins the bingo.
The monitor shows how many cards are in play and previous numbers that have been drawn. The monitor indicates when a bingo has occurred, at what site the bingo has occurred, the serial number of the winning cards, and the amount won. Winners of the bingo must touch the screen of the monitor to win and claim their prize. In addition to the main bingo game, a simultaneous "four corners" game is played in which players are required to cover two or three or four of the four corners on the card to win.

The MegaMania game, in its altered form, squarely falls within the definition of Class II gaming under IGRA. MegaMania is the game of chance commonly known as bingo. The game is played for monetary prizes, with cards bearing numbers or other designations. The holder of the card is required to cover numbers when bingo balls, which are similarly numbered, are drawn. The main game and the "four corners" game prizes are won by the first person(s) covering a previously designated arrangement of numbers on the cards.

The EPS used to link players and bingo halls is a technologic aid as defined in 25 C.F.R. Section 502.7. Use of a computer/EPS system to link participant players located at various Indian bingo halls into one live bingo game does not alter the fundamental characteristics of the bingo game. The MegaMania computer/EPS system utilizes computers, telephone lines, and a bingo blower to allow remote players located at other Indian bingo halls to play the game. Further, MegaMania is not a stand-alone game and may not be played one-on-one against a machine. As described above, a minimum of twelve players, each holding four cards, is required to start a MegaMania game. Such use of technology was anticipated as discussed in the legislative history of IGRA noted above. The use of such technology is readily distinguishable from the playing of a game of chance on an electronic or electromechanical facsimile.

Thus, we conclude that MegaMania, as described above, conforms with the IGRA definition of bingo and thus is a Class II game. We look forward to working with you, pursuant to the terms of the attached Memorandum of Understanding.

                                                   Sincerely,


                                                   Ada E. Deer
                                                   Acting Chair





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